Exhibit 99.1

Smart for Life Executes Letter of Intent with Diamond Creek Capital for $4 Million Senior Credit Facility

Proceeds Principally Allocated to Company’s Anticipated Acquisition of Ceautamed Worldwide, LLC

Miami, FL – May 13, 2022 – Globe Newswire – Smart for Life, Inc. (Nasdaq: SMFL) (“Smart for Life” or the “Company”), a global leading developer, marketer, and manufacturer of nutritional and related products, announced today that it has executed a non-binding letter of intent with Diamond Creek Capital, LLC for the provision of a senior secured credit facility up to $4,000,000 principally to assist in its acquisition of 100% of the membership interests in Ceautamed Worldwide, LLC, the Company’s recently announced anticipated acquisition. The announcement was made jointly by Thomas Harrison, Managing Partner of Diamond Creek and by A.J. Cervantes, Jr., Smart for Life’s Chairman.

Previously, the Company had entered into an agreement on July 1, 2021 with Diamond Creek for a senior facility of $3,000,000. The proceeds of that financing were used to acquire Doctors Scientific Organica, a Florida-based nutritional food company, and now a fully operating division of Smart for Life.

Thomas Harrison, Managing Partner of Diamond Creek, said, “We have been pleased with our initial investment in the Company, which was made last year prior to the IPO. We look forward to strengthening our relationship with Smart for Life through this financing as a Nasdaq-listed company.”

“Diamond Creek has been a terrific financing partner for Smart for Life,” noted Mr. Cervantes. “They are an integral part of our ongoing acquisitions strategy and, more specifically, our pending acquisition of Ceautamed Worldwide.”

About Diamond Creek Capital, LLC

Diamond Creek Capital is a specialty finance company focusing on providing secured enterprise value/cash flow term loans addressing the financing needs of lower middle-market companies. Diamond Creek offers flexible financing solutions including senior, unitranche and junior lien investments to a broad range of industries with a focus on debt investments ranging for companies with an enterprise value of greater than $10 million.  DCC provides senior debt solutions primarily for recapitalizations, acquisitions and growth capital.  Target industries include software, technology, manufacturing, consumer finance, business services and consumer products.  Diamond Creek has a demonstrated track record of success through both favorable and challenging economic environments.

About Smart for Life, Inc.

Smart for Life, Inc. (Nasdaq: SMFL) is engaged in the development, marketing, manufacturing, acquisition, operation and sale of a broad spectrum of nutritional and related products with an emphasis on health and wellness. Structured as a global holding company, the Company is executing a buy-and-build strategy with serial accretive acquisitions creating a vertically integrated company with an objective of aggregating companies generating a minimum of $300 million in revenues within the next thirty-six months. To drive growth and earnings, Smart for Life is developing proprietary products as well as acquiring other profitable companies, encompassing brands, manufacturing and distribution channels. The Company currently operates four subsidiaries including Doctors Scientific Organica, Nexus Offers, Bonne Santé Natural Manufacturing and GSP Nutrition. For more information about Smart for Life, please visit: www.smartforlifecorp.com.

Video regarding the Company’s manufacturing facility at Bonne Santé Natural Manufacturing is available at: www.bonnesantemanufacturing.com/video.

Investor material and a Fact Sheet with additional information about Smart for Life is available at: www.smartforlifecorp.com/investor-center.

Forward-Looking Statements

This press release may contain information about our views of future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on management’s beliefs, assumptions and expectations of Smart for Life’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although Smart for Life believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Smart for Life does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. No assurances can be made that Smart for Life will successfully acquire its acquisition targets. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause Smart for Life’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the Securities and Exchange Commission.

Disclaimer

The information provided in this press release is intended for general knowledge only and is not a substitute for professional medical advice or treatment for specific medical conditions. Always seek the advice of your physician or other qualified health care provider with any questions you may have regarding a medical condition. This information is not intended to diagnose, treat, cure or prevent any disease.

Investor Relations Contact

Crescendo Communications, LLC

Tel: (212) 671-1021

SMFL@crescendo-ir.com